Exhibit 99.1

NEWS

TEAM, INC. P. O. Box 123 Alvin, Texas 77512 (281) 331-6154	For immediate release contact: Ted W. Owen

TEAM, INC. COMPLETES ACQUISITION OF CANADIAN INSPECTION GROUP

ALVIN, TX, June 4, 2007— Team, Inc. (NASDAQ: TISI) today reported that it completed the acquisition of Aitec, Inc. and related companies (“Aitec”) on June 1, 2007. Aitec, is an NDT inspection services company headquartered near Toronto with 13 service locations across Canada, including large operations in Alberta and Ontario. The Aitec acquisition makes Team the second-largest inspection service provider in Canada.

“We are very pleased that Aitec has become part of Team’s business. This gives us a significantly expanded overall market presence in Canada, where we had no previous inspection business,” said Phil Hawk, Team’s Chairman and CEO. “The big upside is the exciting future growth of all our service lines in Canada as we capitalize upon our much larger market presence there,” added Hawk. “As a result of this transaction, annual revenues attributable to Canada will be approximately 20% of our business.”

Team intends to add the branch locations of the Aitec group to its TCM division, which provides inspection and heat treating services. Because Team does not currently provide any NDT inspection services within Canada, there is no service overlap between the companies. The newly acquired inspection services locations will operate as before but will be marketed under the Team Industrial Services brand name.

Team will file audited financial statements for the most recently completed fiscal year when they become available, but Aitec’s annual revenues will be in excess of $50 million and evenly attributable to Western and Eastern Canada. “We expect the new Aitec business to be accretive to our earnings in the current fiscal year which began on June 1, 2007. While there will be some integration and transition expenses associated with installing the Team systems into all of our new locations, we expect the operating profit margins (earnings before interest and taxes as a percentage of revenue) of the acquired business to be about 10%.” said Phil Hawk, Team’s Chairman and CEO.

Financing for the $37 million CDN stock purchase (approximately $34 million USD, based upon the currency exchange rate at closing) was obtained through an amended and restated $135 million senior credit facility (the “Credit Facility”) provided through a US bank syndicate. The Credit Facility provides Team with an increase in borrowing capacity of $60 million and bears interest at a Libor based interest rate (currently Libor plus 1.5%) which is, generally, 25 basis points less than Team’s previously existing facility. The Credit Facility contains substantially the same financial covenants as the previously existing facility and matures in May 2012.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company’s inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI.”

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, ability to close and successfully integrate acquisition opportunities and arrange related financing, availability of attractive acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154